Exhibit 99.01

WPCS Closes on Sale of Australia Operations

Sale settles $1.1 million severance obligation as the Company’s restructuring plans continue

EXTON, PA - (Marketwired – August 1, 2014) - WPCS International Incorporated (NASDAQ: WPCS), which specializes in contracting services for communications infrastructure and the development of a digital currency trading platform, today announced that on July 31, 2014, the Company completed the sale of The Pride Group (QLD) Pty Ltd., (the “Australia Operations”), to Turquino Equity LLC (“Turquino”), whose managing member is Andrew Hidalgo ( “Hidalgo”), the former Chairman and CEO of WPCS. With the sale, the Company eliminates its outstanding $1.1 million severance obligation to Hidalgo.

Sebastian Giordano, Interim CEO of WPCS, commented, “The sale of our unprofitable Australia Operations falls in line with our restruturing strategy and is another key step in our turnaround, separating ourselves from a non-core business that was underperforming and declining in value. We have now successfully disposed two unprofitable operations in Australia and Trenton, while settling the remaining $1.1 million severance obligation to Hidalgo through this sale.

The Company agreed to sell the Australia Operations to Turquino for a purchase price of $1.4 million. At closing, the purchase price was subject to adjustment based on the net tangible asset value (“NTAV”) of the Australia Operations, and the purchase price was to be settled by applying the net after tax severance balance due Hidalgo as payment towards the purchase price. At the closing, the parties agreed that the closing NTAV of the Australia Operations was $970,000. Hidalgo agreed to reduce the total severance owed to him under his separation agreement by about $167,000 to $970,000, the NTAV of the Australia Operations on the closing date. As a result, the Company was not required to make any further payments to Hidalgo pursuant to his separation agreement.

Mr. Giordano continued, “We are now focused on closing on the sale of the assets of our Seattle Operations, which will bring working capital into the Company. This transaction is subject to shareholder approval and is expected to close in August 2014.”

About WPCS International Incorporated

WPCS operates in two business segments including: (1) providing communications infrastructure contracting services to the public services, healthcare, energy and corporate enterprise markets worldwide; and (2) developing a digital currency trading platform. For more information, please visit www.wpcs.com, www.btxtrader.com and www.gocelery.com.

Statements about the company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time. The company's actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward-looking statements.

INVESTOR CONTACT:

Capital Markets Group, LLC

Valter Pinto

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valter@capmarketsgroup.com